Exhibit 99.1

News Release	Beam Inc. 510 Lake Cook Road Deerfield, Illinois 60015-4964 www.beamglobal.com

FOR IMMEDIATE RELEASE

CONTACT
Media Relations	Investor Relations
Clarkson Hine	Tony Diaz
+1-847-444-7515	+1-847-444-7690
Clarkson.Hine@beamglobal.com	Tony.Diaz@beamglobal.com

BEAM INC. ANNOUNCES INTENTION TO DELIST AND DEREGISTER COMMON STOCK, 8 5/8% DEBENTURES DUE 2021 AND 7 7/8% DEBENTURES DUE 2023

Deerfield, Illinois, April 22, 2014 – In connection with the expected closing of the acquisition of Beam Inc. (NYSE: BEAM) by Suntory Holdings Limited (“Suntory”), Beam announced today that it has notified the New York Stock Exchange (the “NYSE”) that the company intends to voluntarily delist Beam’s common stock (the “Common Stock”) and publicly traded debt from the NYSE, as well as terminate the registration of the Common Stock and publicly traded debt under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The publicly traded debt to be delisted and deregistered consists of the company’s 8 5/8% Debentures due 2021 (NYSE: BEAM21) (the “2021 Debentures”) and 7 7/8% Debentures due 2023 (NYSE: BEAM23) (together with the 2021 Debentures, the “Debentures”). To delist the Common Stock and the Debentures, Beam expects to file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on or before May 2, 2014.

As previously announced, Beam’s stockholders have approved the acquisition by Suntory, and regulatory clearances have been received in the United States and the European Union. The transaction remains subject to customary closing conditions, and the companies expect the acquisition will be completed on April 30th in the United States.

Beam reserves the right to delay the filing of the Form 25 or to withdraw such filing for any reason prior to its effectiveness, including, without limitation, the delay or failure of the closing of the acquisition of Beam by Suntory. If the closing does not occur, Beam would not expect to delist the Common Stock or the Debentures or deregister the Common Stock or the Debentures.

Beam’s decision to withdraw the Common Stock and the Debentures from listing on the NYSE and to terminate registration of the Common Stock and the Debentures under the Exchange Act was based on its determination that, in light of the contemplated acquisition of Beam by Suntory, the administrative costs and burdens associated with maintaining the listing of the Common Stock and the Debentures on the NYSE and the registration of the Common Stock and the Debentures with the SEC exceed the benefits given that Suntory will be the sole shareholder of Beam after the closing of the acquisition and the small number of record holders of each series of the Debentures. After the delisting and deregistration of the Debentures, the holders of each series of the

Crafting the Spirits that Stir the World

Debentures will continue to deal with and receive their respective principal and interest payments through the trustee under the indenture governing the Debentures. Beam presently plans to provide the relevant rating agencies the financial statements that the ratings agencies require in order to continue providing credit ratings for the Debentures and Beam’s other outstanding debt.

Beam has not arranged for the listing and/or registration of the Common Stock or the Debentures on another national securities exchange or for the quotation of the Common Stock or the Debentures in a quotation medium.

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About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,200 passionate associates worldwide generated 2013 sales of $2.55 billion (excluding excise taxes), volume of 37 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the words “will,” “expects,” “believes” and words or phrases of similar import. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, without limitation, risks or uncertainties associated with the satisfaction of the remaining conditions precedent to the consummation of the proposed transaction with Suntory Holdings; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings instituted against Beam and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the proposed transaction; potential difficulties in employee retention as a result of the proposed transaction; the response of customers, distributors, suppliers and competitors to the announcement of the proposed

Crafting the Spirits that Stir the World

transaction; and other factors described in Beam’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC. Beam assumes no obligation to update the information in this press release, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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Crafting the Spirits that Stir the World